Exhibit 10.32

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of              , 2010 (the “Agreement Date”), by and between The Ryland Group, Inc., a Maryland corporation (“Ryland”), and [•] (“Indemnitee”). Ryland and Indemnitee are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Indemnitee currently is serving as a member of the Board of Directors of Ryland (the “Board”) and intends to continue to serve in such capacity; and

WHEREAS, the Charter of the Company (the “Charter”) provides for indemnification by the Company of its directors to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

WHEREAS, the Charter provides that the Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing these provisions or adopt such further indemnification arrangements as may be permitted by law; and

WHEREAS, to induce Indemnitee to continue to serve as a member of the Board, Ryland desires to grant and secure to Indemnitee, as authorized by Section 2-418(g) of the Maryland General Corporate Law (“MGCL”) and the Charter, indemnification and advancement rights on the terms set forth in this Agreement, whether or not expressly provided for in Ryland’s Charter or Bylaws or any other provisions of the MGCL;

NOW, THEREFORE, in consideration of Indemnitee’s agreement to continue to serve Ryland faithfully and to the best of Indemnitee’s ability and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement have the following meanings:

“AAA Rules” has the meaning set forth in Section 10(a).

“Advancement of Expenses” has the meaning set forth in Section 2(b).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

“Arbitration Demand” has the meaning set forth in Section 10(a).

“Board” has the meaning set forth in the recitals to this Agreement.

“Change of Control” means, following the Agreement Date:

(i) the acquisition by any person, other than Ryland or any employee benefit plans of Ryland, of beneficial ownership of 50 percent or more of the combined voting power of Ryland’s then outstanding voting securities;

(ii) the first purchase under a tender offer or exchange offer for 50 percent or more of the combined voting power of Ryland’s then outstanding voting securities, other than an offer by Ryland or any employee benefit plans of Ryland, pursuant to which shares of common stock have been purchased;

(iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Ryland cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of Ryland of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) approval by the stockholders of Ryland of a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of the assets of Ryland.

“Claim Notice” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expenses” means reasonable out-of-pocket expenses, costs, charges and fees, including reasonable attorneys’ fees and expenses, court costs, reasonable fees and expenses of experts and witnesses and reasonable travel expenses.

“Incumbent Directors” means the individuals who were members of the Board as of the Agreement Date and the individuals who were elected or nominated as their successors or pursuant to increases in the size of the Board, in each case by a vote of at least 75% of the Board members who were Board members on the Agreement Date (or successors or additional members so elected or nominated).

“Indemnitee” has the meaning set forth in the preamble to this Agreement.

“Liability Insurance” has the meaning set forth in Section 6(a).

“Ryland” has the meaning set forth in the preamble to this Agreement.

“Losses” means Expenses, liabilities, damages, obligations, penalties, claims or losses, including judgments, fines, excise taxes or penalties under the Employee Retirement and Income Security Act of 1974, as amended.

“MGCL” means Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

“Official Capacity” means service as a director (including as a member of any committee of the Board) of Ryland, any predecessor of Ryland or any subsidiary of Ryland, or service at the written request of Ryland as a director, manager, trustee or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Proceeding” means any action, suit, demand, arbitration or proceeding, whether civil, criminal, administrative or investigative.

Section 2. Indemnification and Advancement Expenses.

(a) If Indemnitee is made a party or is threatened to be made a party to or otherwise is involved, whether or not a party thereto, in any possible, threatened, pending or completed Proceeding, or otherwise incurs, suffers, sustains or becomes subject to any Losses, arising out of, relating to, based upon or in connection with service in an Official Capacity, or due to the fact that Indemnitee is or was serving in an Official Capacity, Indemnitee shall be indemnified and held harmless by Ryland against all Losses incurred, suffered or sustained by Indemnitee or to which Indemnitee became or may become subject in connection with such service, unless it is established that (i) an act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, or (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s act or omission was unlawful. In addition to and not in limitation of the foregoing, Indemnitee shall be indemnified and held harmless by Ryland to the fullest extent permitted by Maryland law as it may exist from time to time.

(b) The rights conferred upon Indemnitee by this Agreement shall include the right to be paid or reimbursed by Ryland for any Expenses from time to time incurred, suffered or sustained by Indemnitee or to which Indemnitee became or may become subject in connection with such service in Indemnitee’s Official Capacity, including Expenses actually incurred in connection with any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that (i) such Advancement of Expenses shall be made (without further inquiry by Ryland or the Board) upon delivery to Ryland of (A) a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Ryland as authorized by the MGCL has been met and (B) a written undertaking by or on behalf of Indemnitee to repay any Advancement of Expenses if it ultimately shall be determined by a final, nonappealable judicial decision that Indemnitee has not met the applicable standard of conduct necessary for indemnification under this Agreement, and (ii) Ryland’s obligation in respect of the Advancement of Expenses in connection with a criminal Proceeding in which Indemnitee is a defendant shall terminate at such time as Indemnitee (A) pleads guilty or (B) is convicted after trial and such conviction becomes final and no longer subject to appeal. Any such undertaking shall be an unlimited, non-interest bearing general obligation of Indemnitee but need not be secured and shall be accepted by Ryland without reference to the financial ability of Indemnitee to make repayment.

(c) Notwithstanding any other provision to the contrary, Ryland shall not be obligated to Indemnitee under this Agreement:

(i) in the case of a Proceeding by or in the right of Ryland, if Indemnitee shall be adjudged to be liable to Ryland by a court or arbitrator having jurisdiction over the matter;

(ii) in the case of a Proceeding initiated by or on behalf of Indemnitee against Ryland or other directors of Ryland in their capacity as directors (other than as described in Section 3), which Proceeding was not authorized by the Board;

(iii) to indemnify Indemnitee for Losses to the extent such Losses have been paid or are being advanced by an insurer pursuant to Liability Insurance;

(iv) in respect of any indemnification or Advancement of Expenses that would violate applicable law; or

(v) to indemnify Indemnitee in respect of Losses arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act.

(d) If Indemnitee is successful, on the merits or otherwise, in defending one or more but less than all claims, issues or matters in a Proceeding (including dismissal without prejudice of certain claims), Ryland shall indemnify Indemnitee against any Losses actually incurred by Indemnitee or on Indemnitee’s behalf in defending each such successfully resolved claim, issue, or matter.

(e) Notwithstanding any other provision of this Agreement, to the extent Indemnitee, by reason of Indemnitee’s Official Capacity is, or is threatened to become, a witness in any Proceeding in which Indemnitee is not a party, Indemnitee shall be indemnified against any Expenses actually incurred by or on behalf of Indemnitee in connection therewith. In recognition and consideration of Ryland’s agreement to indemnify Indemnitee against such Expenses, Indemnitee covenants and agrees to cooperate to the extent reasonably requested by Ryland in connection with any such Proceeding.

(f) The indemnification and Advancement of Expenses available to Indemnitee under this Section 2 shall continue as to Indemnitee after Indemnitee has ceased to serve in Indemnitee’s Official Capacity in respect of any action or failure to act during the course of Indemnitee’s service in an Official Capacity, and shall inure to the benefit of Indemnitee’s heirs, executors, administrators, conservators and guardians.

(g) No change in Maryland law after the Agreement Date shall reduce or have the effect of reducing the rights and benefits available to Indemnitee under this Agreement based on the provisions of Maryland law as in effect on the Agreement Date.

Section 3. Determination of Entitlement to Indemnification; Right to Enforce Indemnification and Advancement of Expenses.

(a) To obtain indemnification or Advancement of Expenses under this Agreement, Indemnitee shall submit to Ryland a written request addressed to Ryland’s Senior Vice President and General Counsel. Together with the written request for indemnification of Expenses or the Advancement of Expenses, Indemnitee shall provide to Ryland all documentation supporting any Expenses incurred by or on behalf of Indemnitee for which Indemnitee is seeking reimbursement or advancement under this Agreement, together with a reasonably itemized statement of fees and expenses of attorneys, experts and witnesses in a form comparable to that required by Ryland in the ordinary course of its business; provided, however, that Indemnitee shall not be obligated to provide documentation in a manner that would affect adversely any legal privilege which otherwise would protect the information included therein from disclosure. A determination with respect to Indemnitee’s entitlement to indemnification shall be made in the specific case and within 30 days after Indemnitee’s written request is received, (i) if no Change of Control has occurred, by the Board or a committee of the Board, or by special legal counsel selected by the Board or a committee of the Board, in accordance with the provisions of Section 2-418(e) of the MGCL or, (ii) following a Change of Control, by the Board or a committee of the Board, both which are made up of Directors who were members of Ryland’s Board of Directors prior to the Change of Control, or at the election of Indemnitee (which election shall be made in Indemnitee’s initial written request for indemnification), by special legal counsel (which counsel shall be mutually selected in good faith by both the Indemnitee and by the Board or a committee of the Board) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee.  In any determination with respect to Indemnitee’s entitlement to indemnification by the Board, a committee of the Board or special legal counsel, it is presumed that the Indemnitee acted in good faith, Indemnitee did not have a reasonable cause to believe that the Indemnitee’s act or failure to act was the result of active and deliberate dishonesty or was unlawful, and/or Indemnitee did not actually receive an improper personal benefit in money, property or services, and therefore, Indemnitee is entitled to indemnification.  The standard for the burden of proof that will be employed by the Board, a committee of the Board or special legal counsel to overcome this presumption is a standard of clear and convincing evidence.

(b) If it is determined in accordance with Section 3(a) that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within 15 days after such determination. Indemnitee shall cooperate with the Board, the committee of the Board or special legal counsel making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the Board, a committee of the Board, or special legal counsel shall be borne by Ryland (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and Ryland hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) If a claim under (i) Section 2(a) with respect to any right to indemnification is not paid in full by Ryland within 60 days after a written claim for indemnification has been received by Ryland, or (ii) Section 2(b) of this Agreement (provided Indemnitee has provided the written affirmation and undertaking contemplated thereby) with respect to any right to the Advancement of Expenses is not paid in full by Ryland within 20 days after a written claim for Advancement of Expenses is received by Ryland, then Indemnitee shall be entitled at any time thereafter to commence a legal proceeding in the State and County where the Indemnitee resides or an arbitration proceeding pursuant to Section 10 against Ryland to recover the unpaid amount of any such claim.  Ryland shall advance, within 10 days after receipt of a written demand from Indemnitee supported by documentation adequate to support the amount of the demand, the cost and fees associated with the commencement and prosecution of the legal proceeding or arbitration commenced by Indemnitee in connection with the failure by Ryland to pay a claim under Section 2(a) or 2(b) of this Agreement in accordance with the prior sentence.  If successful in whole or in part in any such claim for indemnification or Advance of Expenses, Indemnitee is entitled to retain any costs or fees advanced by

Ryland pursuant to the prior sentence and is entitled to be paid, and to seek an award in connection with any such claim, for any Expenses incurred by Indemnitee in prosecuting such claim.

Section 4. Defense of Proceedings; Subrogation.

(a) Promptly upon being served with or receiving a summons, citation, subpoena, complaint, indictment, information or other notice that may result in a Proceeding in respect of which Indemnitee may seek indemnification or Advancement of Expenses under this Agreement, Indemnitee shall notify Ryland’s Senior Vice President and General Counsel in writing (a “Claim Notice”) and shall provide the Senior Vice President and General Counsel with copies of any such summons, citation, subpoena, complaint, indictment, information or other notice received by Indemnitee; provided, however, that the failure to deliver a Claim Notice on a timely basis or to provide copies of such materials in accordance with this Section 4(a) shall not constitute a waiver of Indemnitee’s rights under this Agreement, except to the extent that such failure or delay (i) causes the amounts paid or to be paid by Ryland to be greater than they otherwise would have been, (ii) adversely affects Ryland’s ability to obtain for itself or Indemnitee coverage or proceeds under any insurance policy available to Ryland or Indemnitee, including any policy in respect of Liability Insurance, or (iii) otherwise results in prejudice to Ryland.

(b) Upon receipt of a Claim Notice, Ryland shall be entitled to assume the defense and control of any Proceeding by a third party against Indemnitee, with counsel selected by Ryland and reasonably satisfactory to Indemnitee (or, if Indemnitee and other directors and former directors are parties to indemnification agreements with Ryland and are parties to the Proceeding, with counsel selected by Ryland and reasonably satisfactory to a majority of such directors and former directors), by providing written notice to Indemnitee of the assumption of the defense of the underlying claims within 15 days of receipt of the Claim Notice. If Ryland elects to assume the defense of a Proceeding in accordance with this Section 4(b), including, subject to the terms of this Agreement, the payment of all costs, fees and expenses associated with the Proceeding, Ryland shall no longer be responsible for any legal or related expenses independently incurred by Indemnitee in connection with the defense of the underlying Proceeding, provided, however (i) Indemnitee shall have the right, at Indemnitee’s own expense, to employ Indemnitee’s own counsel who shall be entitled to participate in the Proceeding and (ii) if in the written opinion of counsel to Indemnitee a conflict of interest exists in respect of the underlying Proceeding between Ryland and Indemnitee or between different Indemnitees, or if the counsel selected by Ryland is not reasonably satisfactory to Indemnitee, Indemnitee and other similarly situated Indemnitees shall have the right to employ separate counsel to represent Indemnitee and the other similarly situated Indemnitees and in such event the reasonable fees and expenses of such separate counsel shall be paid by Ryland.

(c) In the event Ryland makes any payment to or for the benefit of Indemnitee under this Agreement, Ryland shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee covenants and agrees to execute all documents and agreements and to take all actions necessary to secure the rights and obtain the benefits of Ryland pursuant to this Section 4(c), including all documents as may be necessary to enable Ryland to bring suit to enforce all such rights and obtain such benefits.

Section 5. Rights Not Exclusive. The rights provided under this Agreement shall not be deemed exclusive of any other right to which Indemnitee may be entitled as of the Agreement Date or hereafter may acquire under any statute, provision of Ryland’s Charter or Bylaws, agreement, vote of stockholders, resolution of the Board or determination of legal counsel or otherwise, and such rights shall continue as to Indemnitee after Indemnitee has ceased to serve in Indemnitee’s Official Capacity or as otherwise set forth in this Agreement and shall inure to the benefit of Indemnitee’s heirs, executors, administrators, conservators and guardians.

Section 6. Liability Insurance.

(a) Ryland covenants and agrees that Ryland, subject to Section 6(b) of this Agreement, shall obtain and maintain in full force and effect an insurance policy or policies with a third-party insurance company that provides liability insurance for the benefit of directors of Ryland (“Liability Insurance”), and that Indemnitee shall be covered by such policy or policies on the same terms and subject to the same conditions as other directors of Ryland so long as Indemnitee shall continue to serve in Indemnitee’s Official Capacity and thereafter so long as Indemnitee shall be subject to any possible, threatened, pending or completed Proceeding arising out of, relating to, based upon, in connection with or due to the fact that Indemnitee was serving in such Official Capacity.  The Liability Insurance required by this Section 6 of this Agreement shall be comparable in scope, terms and coverage, with limits at or above those currently in place as of the date of this Agreement and provided by a third-party insurance company having an AM Best rating that is not less than the rating of the company providing Liability Insurance coverage as of the date of this Agreement.  In the event of a Change of Control, Indemnitee shall be covered by a policy for Liability Insurance that meets the standards set forth in this Section 6 which at a minimum is comparable to or exceeds in scope, terms and coverage, including policy limits, the policy for Liability Insurance that existed for Ryland’s Directors prior to the Change of Control, which policy and coverage shall continue to cover Indemnitee for a minimum period that includes Indemnitee’s service in an Official Capacity and six (6) years thereafter, for any possible, threatened, pending or completed Proceeding related to Indemnitee’s service in an Official Capacity.

(b) Notwithstanding the foregoing, Ryland shall have no obligation to obtain or maintain Liability Insurance if Ryland determines in good faith that Liability Insurance is not reasonably available on terms and conditions that are reasonable under the circumstances, the premium costs for Liability Insurance are disproportionate to the amount of coverage provided or the coverage provided by Liability Insurance is so limited by exclusions that it provides an insufficient benefit.

(c) The provision of Liability Insurance in accordance with this Section 6 shall be in addition to Ryland’s obligations under Section 2 and Section 3 and shall not be deemed to be in satisfaction of those obligations.

Section 7. Settlement. Ryland shall not be obligated to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without Ryland’s prior written consent. Ryland shall not settle any Proceeding in any manner that would impose any penalty or obligation on Indemnitee without Indemnitee’s prior written consent. Neither Ryland nor Indemnitee shall unreasonably withhold or delay consent to any proposed settlement.

Section 8. Severability. In the event that any provision of this Agreement is determined by a court or by an arbitrator pursuant to Section 10 to require Ryland to do or to fail to do an act in violation of applicable law, including the MGCL, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of applicable law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

Section 9. Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Maryland, including applicable statutes of limitations and other procedural laws and rules, but without regard to the conflict of laws provisions thereof.

Section 10. Successor and Assigns. This Agreement shall be (i) binding upon all successors and assigns of Ryland (including any transferee of all or substantially all of its assets and any successor by merger, consolidation or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, executors, administrators, conservators and guardians of Indemnitee.

Section 11. Amendment. No amendment, modification, supplement or repeal of this Agreement or any provision hereof shall be binding unless executed in writing by both Ryland and Indemnitee. No waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by the party waiving such provisions and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No amendment, modification, supplement or repeal of this Agreement or of any provision hereof shall limit or restrict any rights of Indemnitee under this Agreement in respect of any action taken or omitted by Indemnitee in or by reason of Indemnitee’s Official Capacity prior to such amendment, modification, supplement or repeal.

Section 12. Construction. As used in this Agreement, (i) any reference to the plural shall include the singular, and singular shall include the plural, (ii) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise requires, and (iii) with regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 13. Limitation of Liability. In addition to the rights of Indemnitee set forth in this Agreement, Indemnitee shall be entitled to the benefit of the provisions of Article NINTH of Ryland’s Charter as in effect on the Agreement Date.

IN WITNESS WHEREOF, Ryland and Indemnitee have executed this Indemnification Agreement as of the Agreement Date.

THE RYLAND GROUP, INC.

By:
Name:
Title:

Name: [Insert Name of Indemnitee]